Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2007 (except for Note 17 as to which the date is April 26, 2007), in Amendment No. 4 to the Registration Statement (Form S-4) and related Prospectus of Skilled Healthcare Group, Inc. for the registration of $200,000,000 of its 11% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Orange County, California
April 26, 2007